EXHIBIT 4.29



LAURUS MASTER FUND, LTD.
                              152 WEST 57TH STREET
                            NEW YORK, NEW YORK 10019


November 25, 2003







EP MedSystems, Inc.
Cooper Run Executive Park
575 Route 73 North - Bldg. D
West Berlin, NJ  08091-9293
Attn:  Reinhard Schmidt

RE:      AMENDMENT OF THE AUGUST 28, 2003 REGISTRATION RIGHTS AGREEMENT

Dear Reinhard:

         When countersigned by you below, this letter will (i) clarify our mutual intent with respect to the Warrant, including Section 2(b) thereof, issued by EP MedSystems, Inc. (the "Company") to Laurus Master Fund Ltd. ("Laurus") on August 28, 2003 (the "Warrant") and the Registration Rights Agreement made and entered into as of August 28, 2003, by and between the Company and Laurus (the "RRA"), and (ii) confirm the terms and conditions upon which the Company and Laurus have agreed to amend the RRA and any other applicable provision of any Ancillary Agreement. All capitalized terms used but not defined in this letter agreement shall have the meanings given to such terms in the RRA.

         In general, we note that the requirement that the Company file a Registration Statement by the Filing Date and to register the shares of its Common Stock by the Effectiveness Date, as set forth in Section 2 of the RRA, and thus, the liquidated damage payment required to be made for failure to do so, was intended to include only the shares of Common Stock issuable upon conversion of the Notes (the "Notes Conversion Shares"), and was not intended to include the shares of Common Stock issuable upon exercise of the Warrant (the "Warrant Shares"). For purposes of those requirements, the term Registrable Securities was to include only the Notes Conversion Shares, and the agreement of the Company to register the Warrant Shares was intended to be an agreement with Laurus for the Company to use only its best efforts to do so.

        Laurus and the Company each acknowledge that their mutual intent is evidenced by the facts that (i) Laurus sought a liquidated damage payment based on the principal amount of the Notes, with no reference to the value of the Warrant or the number of shares issuable upon exercise of the Warrant, and (ii) Laurus was relying on the "cashless exercise" feature in Section 2(b) of the Warrant in the event the Company did not register the shares of its Common Stock which would be received by Laurus upon exercise of the Warrant.

        Therefore, the Company and Laurus hereby agree as follows:

1. AMENDMENT TO THE RRA. Pursuant to and in accordance with Section 8(f) of the RRA, the Company and Laurus hereby agree that:

        a. Section 2(a) of the RRA is amended so that the sentence, "The Company shall use its reasonable commercial efforts to cause each Registration Statement to be declared effective under the Securities Act as promptly as possible after filing thereof, but in any event no later than the Effectiveness Date, and shall keep each Registration Statement continuously effective under the Securities Act until the date which is the earlier date of when (i) all Registrable Securities have been sold or (ii) all Registrable Securities may be sold immediately without registration under the Securities Act and without volume restrictions pursuant to Rule 144(k), as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent and the affected Holders (the "Effectiveness Period")", does not apply to all Registrable Securities, but only to the Notes Conversion Shares, and for those purposes, the definition of Registrable Securities shall be deemed to exclude the Warrant Shares. With respect to the Warrant Shares, the Company agrees only to use its best efforts to cause a Registration Statement with respect thereto to be filed and to be declared effective under the Securities Act as promptly as possible after filing thereof; and

        b. Section 2(b) of the RRA is amended so that the Events listed in clauses (i), (ii), (iii) and (iv) thereof do not include Registration Statements relating to all Registrable Securities, but only to the Notes Conversion Shares, and no liquidated damage penalty shall be payable by the Company with respect to the Warrant Shares in the event any "Event" occurs.

2. THE RRA. This letter agreement is being executed in connection with the RRA, the terms of which are incorporated herein by reference. Except as may be specifically modified herein, the terms of the RRA shall remain valid and in full force and effect. In the event of an express and specific conflict between the terms of the RRA and the terms of this letter agreement, the terms of this letter agreement shall govern.

3.      DEFINITION OF RRA IN ANCILLARY AGREEMENTS. Any references to the
        RRA in the Ancillary Agreements shall be deemed to include the RRA, as amended by this letter agreement, and any and all further modifications or amendments thereto.

4. GOVERNING LAW. This letter agreement shall be governed by and construed under the laws of the State of New York, without regard to principles of conflicts of laws thereof.

5. HOLDER OF REGISTRABLE SECURITIES. Laurus represents that, as of the date hereof, Laurus is the sole record and beneficial holder of all outstanding Registrable Securities.

6. CONSISTENT CHANGES. The Ancillary Agreements are hereby amended wherever necessary to reflect the changes described herein.

7. COUNTERPARTS. This letter agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Please confirm your agreement with and acceptance of the amendment to the RRA in accordance with the terms of this letter agreement by signing this letter in the space below and returning it to me by facsimile and regular mail at your first convenience.

                                             Sincerely,

                                             LAURUS MASTER FUND, LTD.


                                             /s/ Eugene Grin
                                             --------------------
                                             Name:  Eugene Grin
                                             Title:  Director

AGREED AND ACCEPTED:

EP MEDSYSTEMS, INC.


/s/ Reinhardt Schmidt
----------------------------
Name:   Reinhard Schmidt
Title:  President and Chief Executive Officer